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                    Telewest Communications plc ("Telewest")

                   Agreement between Telewest, Comcast and NTL

Telewest announced today that it has entered into an agreement with Comcast UK Cable Partners Limited ("Comcast") and NTL Incorporated ("NTL") relating to Comcast's ownership interest in Birmingham Cable Corporation Limited ("Birmingham Cable") and Telewest's and Comcast's respective ownership interest in Cable London plc ("Cable London") and other related matters.
Under the terms of the agreement, amongst other things:

* Telewest has agreed to acquire Comcast's 27.47% interest in Birmingham Cable for (pound)125 million, plus (pound)5 million for certain subordinated debt and fees owed to Comcast. Completion is expected to occur by no later than 31 December 1998; and

* Telewest and Comcast have agreed within a certain timeframe to rationalise their interests in Cable London. Consequently, by no later than 30 September 1999, Comcast (or NTL following the amalgamation of Comcast and NTL) will notify Telewest of a price at which Telewest, at its option, will be required either to purchase Comcast's 50% interest in Cable London or sell its 50% interest in Cable London to Comcast (or
         NTL).

In addition, Telewest and General Cable PLC ("General Cable") have agreed that Telewest will now acquire General Cable's 44.95% interest in Birmingham Cable through its merger with General Cable rather than as a separate purchase of such interest, as previously announced. On completion of these transactions, Telewest will own over 99% of Birmingham Cable.

Birmingham Cable operates in the Birmingham and Solihull area of the United Kingdom. As at 31 December 1997, Birmingham Cable had some 471,000 homes of which approximately 95% had been built and passed. It had some 126,000 cable television customers and some 117,000 cable telephony customers in its franchise area. In the financial year ended 31 December 1997, it generated revenues of approximately (pound)67 million, operating cash flow of approximately (pound)9 million and reported a consolidated loss on ordinary activities before taxation of approximately (pound)30 million. As at 31 December 1997, Birmingham Cable had consolidated net assets of approximately (pound)71 million.

Telewest currently intends to fund the acquisition of Comcast's interest in Birmingham Cable through new borrowings.

Commenting on these developments, Charles Burdick, Group Finance Director of Telewest, said:

         "This deal strengthens Telewest and resolves the various ownership issues associated with Birmingham Cable and Cable London. Birmingham Cable's operations are contiguous with our Midlands franchises and together they will represent one of the largest clusters of cable franchises in the United Kingdom with almost one million homes. This will enable enhanced economics to be realised as we develop and deliver voice, video and data products to our customers."


17 August 1998

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